UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2010

Willis Group Holdings Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales
(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (011) 44-20-3124-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 9, 2010, Willis Group Holdings Public Limited Company (“Willis”), together with its wholly owned subsidiary, Willis North America Inc. (“WNA”), entered into a $200 million multicurrency revolving credit facility, including a $100 million US dollar letter of credit sub-facility, that will mature on October 1, 2013 (the “Credit Facility”).  The terms of the Credit Facility are set forth in the Credit Agreement, dated as of August 9, 2010 (the “Credit Agreement”), among WNA, as the borrower, Willis, as the parent, the lenders party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer.  Proceeds of the loans and other credit extensions under the Credit Facility will be available for working capital, capital expenditures, permitted acquisitions and other lawful corporate purposes.

Amounts outstanding under the Credit Facility shall bear interest at a rate equal to (a) for Eurocurrency Rate Loans, LIBOR plus 2.00% to 3.25% plus the Mandatory Cost (as defined in the Credit Agreement), and (b) for Base Rate Loans, the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the “prime rate” as announced by Bank of America, N.A., and (iii) LIBOR plus 1.00%, plus 1.00% to 2.25%, in each case, based upon WNA’s non-credit-enhanced senior-unsecured long term debt rating.  In addition, WNA will pay (a) a commitment fee equal to 0.35% to 0.75% of the committed amount of the Credit Facility that has not been borrowed and (b) a letter of credit fee for each outstanding letter of credit equal to (i) the daily amount available to be drawn under such letter of credit times (ii) 2.00% to 3.25%, in each case, based upon WNA’s non-credit-enhanced senior-unsecured long term debt rating.

Conditions to borrowing under the Credit Facility include the accuracy and completeness in all material respects of all representations and warranties in the loan documentation and that no default under the Credit Facility shall exist, or would result from such borrowing or the application of the proceeds thereof.

Voluntary prepayment is permitted under the Credit Facility without penalty in amounts greater than $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  In addition, the Credit Facility requires mandatory prepayment in certain circumstances.

Willis is subject to various affirmative and negative covenants and reporting obligations under the Credit Facility.  These include, among others, limitations on indebtedness, liens, sale and leaseback transactions, investments, fundamental changes, assets sales and affiliate transactions.  Events of default under the Credit Facility include non-payment of amounts due to the lenders, violation of covenants, defaults under other material indebtedness, judgments and specified insolvency-related events, subject to, in certain instances, specified thresholds, cure periods and exceptions.  The obligations of WNA under the Credit Facility are guaranteed by Willis and certain of its subsidiaries pursuant to the Guaranty Agreement, dated as of August 9, 2010 (the “Guaranty”), among WNA, Willis, the other guarantors party thereto and Bank of America, N.A., as Administrative Agent.  The obligations of Willis under the Credit Facility are unsecured.

This description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to each of the Credit Agreement and the Guaranty, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.  Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 7.01.  Regulation FD Disclosure.

On August 11, 2010, Willis posted its Fact Book for the Quarter Ended June 30, 2010 to its website, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
Number	Description

10.1
Credit Agreement, dated as of August 9, 2010, among Willis North America Inc., Willis Group Holdings Public Limited Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer

10.2
Guaranty Agreement, dated as of August 9, 2010, among Willis North America Inc., Willis Group Holdings Public Limited Company, the other guarantors party thereto and Bank of America, N.A., as Administrative Agent

99.1	Willis Fact Book for the Quarter Ended June 30, 2010

SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2010	WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
	By:	/s/ Adam G. Ciongoli
Name: Adam G. Ciongoli
Title: Group General Counsel

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1
Credit Agreement, dated as of August 9, 2010, among Willis North America Inc., Willis Group Holdings Public Limited Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer

10.2
Guaranty Agreement, dated as of August 9, 2010, among Willis North America Inc., Willis Group Holdings Public Limited Company, the other guarantors party thereto and Bank of America, N.A., as Administrative Agent

99.1	Willis Fact Book for the Quarter Ended June 30, 2010